Exhibit 99.1

Thursday, August 4th, 2011

8:00 a.m. Eastern

Market Leader Acquires SharperAgent

Industry Leaders Come Together to Create Comprehensive, Integrated and Best-in-Class

Software Platform for Real Estate Professionals

KIRKLAND, WA (August 4th, 2011) — Market Leader (NASDAQ: LEDR) (http://www.MarketLeader.com), a leader in online marketing and technology solutions for real estate professionals, today announced the acquisition of Denver-based SharperAgent, a leading provider of online and print marketing suites with more than 30,000 real estate agent users across North America.

The acquisition represents the latest in a series of moves by Market Leader to create a comprehensive and integrated software platform for real estate professionals across the United States and Canada. Market Leader’s platform provides real estate franchise organizations, brokerage companies and all of their real estate professionals with one seamless, lead-to-close solution to manage and grow their real estate business.

“We are responding to a clear and growing demand from leading brokerage firms and franchises for a single integrated, best-in-class solution that meets all of their technology and marketing needs,” said Ian Morris, CEO of Market Leader. “SharperAgent is recognized as the leader in providing world-class customized marketing solutions, and we are eager to combine the strengths of our two companies to better serve our collective customers and the entire real estate professional community.”

SharperAgent’s marketing suite offers industry-leading marketing content, a robust marketing campaign management system for multi-channel distribution, and a multitude of online and offline tools.

Market Leader and SharperAgent will immediately begin working together to provide integrated solutions for the nation’s leading real estate franchise organizations and brokerage companies. The integrated platform will include:

•	Consumer lead generation and cultivation;

•	Customer relationship management;

•	Design and print solutions for all online and offline marketing needs;

•	Online and offline campaign management;

•	Social media and blogging integration;

•	Agent and office websites including nationwide MLS integration;

•	Agent accountability and team management;

•	Intranet and team communication;

•	Lender and partner integration;

•	Call center management;

•	Agent recruiting;

•	Integration with in-house and third party information sources

“Market Leader is one of the dynamic companies helping to change the nature of competition within the real estate industry, through developing software that provides industry leaders with a single, seamless platform,” said John Featherston, CEO of RISMedia. “I believe the acquisition of SharperAgent, which has its own successful track record in the industry, will enhance Market Leader’s overall value proposition and its continued success.”

Current SharperAgent customers will continue to enjoy their current subscription options as well as integration with Market Leader products in the future. To learn more about SharperAgent products, please visit http://www.sharperagent.com.

“Today’s real estate professional needs a technology platform that is truly integrated, to seamlessly connect with consumers,” said Brian Wildermuth, president and co-founder of SharperAgent. “We look forward to continuing to provide great service to our clients while joining Market Leader in creating a world-class platform for our collective customers and the entire real estate community.”

To learn more about Market Leader, please call 1-800-984-7037 or visit www.marketleader.com.

About Market Leader

Market Leader (NASDAQ: LEDR) provides more than 50,000 real estate agents, teams and brokerage companies with a complete lead-to-close marketing and technology system that enables them to grow and manage their business. Founded in 1999 by a second-generation real estate agent, Market Leader enables success for its customers with subscription-based real estate marketing software, a complete contact management system and advertising products that enable them to generate a steady stream of prospects, plus the systems and training they need to convert these prospects into clients.

With a long history of innovation, Market Leader pioneered online lead generation for real estate professionals a decade ago and today is the leading marketing partner to the real estate industry. Market Leader’s national consumer real estate sites provide its customers with access to millions of future home buyers and sellers while providing consumers with free access to the information they seek throughout the home buying and selling process.

For more information on Market Leader visit www.MarketLeader.com.

Press Contact:

Matt Heinz

Heinz Marketing for Market Leader Inc.

877-291-0006

matt@heinzmarketing.com

Investor Contact:

Mark Lamb

Director of Investor Relations

Market Leader, Inc.

425-952-5801

markl@marketleader.com